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                                                                    Exhibit 99.1

                      AUGUST FINANCIAL HOLDING COMPANY, INC

                       SERIES A SUMMARY OF PRINCIPAL TERMS

Issuer:                    August Financial Holding Company, Inc. (the
                           "Company")

Investor:                  Accredited private investors

Issue:                     Convertible Preferred Series A Stock (the "Preferred
                           Stock")

Amount of Issue:           $1,000,000 to $2,000,000 at the option of the
                           management

Stated Value:              $100.00 per share

Offering Price:            $100.00 per share

Number of Shares:          10,000 to 20,000 Preferred shares

Takedown and Closing:      As soon as possible and as many times as needed, at
                           the option of the management, but in no event later than October 31, 2002.

Use of Proceeds:           The net proceeds from the issuance of the Preferred
                           Stock will be used to support working capital and, as opportunities arise, to purchase additional insurance agencies or other subsidiaries.

Dividends/Distributions:   4% non cumulative

Rank: The Series A Preferred Stock will, with respect to dividends, distributions, rights upon liquidation, dissolution or winding-up of the Company, rank equal with Series B Preferred Stock and senior to all other classes of the Company's stock.

Conversion Rights:         Holders of the Preferred  Stock (the "Holders") will
                           have the right at any time to convert the Preferred
                           Stock, at the option of such Holders, into Common
                           Stock of the Company (the "Conversion Stock"), at the rate of each Preferred Stock share for 500
                           Common Stock shares. The Preferred Stock will automatically convert upon (i) a Qualified Offering
                           (as such term is defined below), or (ii) if determined by the Board of Directors with the consent of more than 50% in interest of the Holders.

Anti-Dilution Rights:      At the time of stock dividends or stock split, the

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                           Conversion Price shall automatically be adjusted to
                           give effect to any and all stock dividends, stock split or reclassifications. There will be no Conversion Price adjustment if (i) the Company issues additional Common Stock representing up to approximately 25% of the fully diluted equity of the Company, pursuant to an employee incentive plan approved by the Board, as long as the stock are issued at not less than 90% of the Fair Market Value of the Common Stock at the time of issue, or (ii) if determined by the Board of Directors with the consent of more than 50% in interest of the Holders.

                           Anti-dilution adjustments, as set forth above, shall apply to any adjustment in the number of Conversion Stock, except that adjustments in amounts less than 1% shall be cumulated to 1% before any adjustment is made.

Mandatory Redemption:      None.

Preference and             The  Holders of the  Preferred  Stock will be
Liquidation Rights:        entitled  to payment of cash distributions  before
                           the payment of cash distributions, if any, on any classes of stock ranking junior to the Preferred
                           Stock. On liquidation, dissolution or winding-up of the Company, the holders of the Preferred Stock will be entitled, after satisfaction of creditors, but before any distribution on the Common Stock, to receive the liquidation preference of the Preferred
                           Stock, together with a sum equal to accrued and unpaid distributions, if any, provided, however, that the Holders shall be entitled to receive an amount per share as if they had converted, if such amount is greater than the liquidation preference.

Restriction on Dividends   In the event that the Company is in arrears in the
and Repurchases of Stock:  redemption  of the Preferred  Stock  pursuant to the
                           Mandatory Redemption, the Company will be precluded from purchasing, redeeming, or paying

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                           distributions on any stock ranking junior to the
                           Preferred Stock.

Voting Rights:             The Preferred Stock shall have no voting rights
                           except for amendment to Articles, merger, sale and consolidation of the Company.

                           The affirmative votes 66.67% of the outstanding Preferred Stock will be required to change the Conversion Price of the Preferred Units.

Registration Rights:       None.

Preferred Stock            Sale of the of the Preferred Stock will be made
Purchase Agreement:        pursuant to a Preferred Stock Purchase Agreement
                           which will contain representations, warranties and covenants typically found in agreements evidencing
                           Preferred Units.

Affirmative Covenants:     The Affirmative Covenants will include those
                           typically found in agreements evidencing the purchase and sale of Preferred Stock, including: (i) maintenance of properties, (ii) compliance with all material obligations, (iii) compliance with regulations and laws, (iv) maintenance of proper books and records, and (v) facilitation of unit transfers, surrenders or replacements.

Remedies:                  In case any one or more of the covenants and/or
                           agreements set forth in the Preferred Stock Purchase
                           Agreement shall have been breached by the Company or the Preferred Stockholder, the Company or the Preferred Stockholder, as applicable, may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such covenant or agreement contained in this Agreement.

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Information Rights:        The Company will deliver to the Holders of the
                           Preferred Stock all information provided to Common stockholders, or filed with the Securities and Exchange Commission, and written notice of all "Reportable Events," which shall be defined as any waivers for or defaults on indebtedness, defaults on any major contracts, loss of any major client, bonafide offers to purchase the Company, material litigation, and resignations or serious illness of senior management members.

Private Placement:         The Preferred Stock will not be registered under the
                           Securities Act of 1933, as amended (the "Act"), and may not be sold without such registration or an exemption available under the provisions of the Act.

Expenses:                  The Company will pay all reasonable expenses
                           incurred in connection with the issuance of the Preferred Stock.